Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Results for First Quarter 2016

Houston, Texas (Thursday, April 28, 2016) – Enterprise Products Partners L.P. ("Enterprise") (NYSE: EPD) today announced its financial results for the three months ended March 31, 2016.

First Quarter 2016 Highlights
	Three months ended March 31,
	2016	2015
($ in millions, except per unit amounts)
Operating income	$916	$896
Net income (1)	$670	$651
Fully diluted earnings per unit (1)	$0.32	$0.32
Net cash flow provided by operating activities (2)	$900	$954
Gross operating margin (3)	$1,319	$1,334
Adjusted EBITDA (3)	$1,327	$1,326
Distributable cash flow (3)	$1,054	$1,030

(1)
Net income and fully diluted earnings per unit for the first quarters of 2016 and 2015 included non-cash impairment charges of approximately $2 million, or less than $0.01 per unit, and $33 million, or $0.02 per unit, respectively.

(2)
Net cash flow provided by operating activities includes the impact of the timing of cash receipts and payments related to operations.  For the first quarters of 2016 and 2015, the net effect of changes in operating accounts, which are a component of net cash flow provided by operating activities, were  reductions of $186 million and $139 million, respectively.

(3)
Gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") and distributable cash flow are non-generally accepted accounting principle ("non-GAAP") financial measures that are defined and reconciled later in this press release.

•
Net income for the first quarter of 2016 was $670 million compared to $651 million for the first quarter of 2015.  On a fully diluted basis, net income attributable to limited partners for both the first quarters of 2016 and 2015 was $0.32 per unit.  The first quarters of 2016 and 2015 included non-cash asset impairment charges of $2 million, or less than $0.01 per unit, and $33 million, or $0.02 per unit, respectively.

•
Enterprise increased its cash distribution with respect to the first quarter of 2016 by 5.3 percent to $0.395 per unit compared to the distribution paid with respect to the first quarter of 2015.  This distribution will be paid on May 6, 2016 to unitholders of record as of the close of business on April 29, 2016.

•
Enterprise generated distributable cash flow of $1.1 billion for the first quarter of 2016, which provided 1.3 times coverage of the $0.395 per unit distribution.  The partnership retained $229 million of distributable cash flow for the first quarter of 2016, providing financial flexibility to fund growth capital projects, reduce debt and decrease the need to issue additional equity.

•
Enterprise's total onshore natural gas liquid ("NGL"), crude oil, refined products and petrochemical pipeline volumes for the first quarter of 2016 increased 14 percent to a record 5.2 million barrels per day ("BPD").  Total NGL, crude oil, refined products and petrochemical marine terminal loading and unloading volumes were 1.3 million BPD for the first quarter of 2016 compared to 1.2 million BPD for the first quarter of 2015.  Total onshore natural gas pipeline volumes were 11.9 trillion British thermal units per day ("TBtud") for the first quarter of 2016 compared to 12.5 TBtud for the first quarter of 2015.  NGL fractionation volumes for the first quarter of 2016 increased 5 percent to 836 thousand barrels per day ("MBPD") from 798 MBPD in the first quarter of 2015.  Fee-based natural gas processing volumes were 4.8 billion cubic feet per day ("Bcf/d") for both the first quarters of 2016 and 2015, while equity NGL production increased 8 percent to 145 MBPD in the first quarter of 2016 compared to the first quarter of 2015.

•	Enterprise made capital investments of approximately $1.1 billion during the first quarter of 2016, including $59 million of sustaining capital expenditures.

•	Affiliates of Enterprise's general partner and Enterprise Products Company (collectively "EPCO") purchased $200 million of Enterprise common units in the first quarter of 2016 comprised of approximately $100 million through the partnership's at-the-market equity issuance program in January 2016, and $100 million through the partnership's distribution reinvestment program in February 2016.  EPCO stated that it will evaluate the possible purchase of additional common units during 2016 to further support Enterprise's growth.

"Enterprise's diversified and integrated business model enabled us to successfully navigate the ongoing challenges for the energy industry in the first quarter of 2016," stated Jim Teague, chief executive officer of Enterprise's general partner.  "We are pleased to report gross operating margin of $1.3 billion in the first quarter of 2016.  We generated $1.1 billion of distributable cash flow, which provided 1.3 times coverage of the distribution declared with respect to the first quarter of 2016," continue Teague.  "Our results were driven by increases in gross operating margin attributable to record NGL pipeline and LPG export volumes, the EFS Midstream acquisition, and newly constructed assets that largely offset lower earnings from our commodity and spread sensitive businesses, the sale of our offshore business and lower volumes on certain crude oil and natural gas pipelines.  Overall, total onshore liquid pipeline and marine terminal volumes increased 12 percent to a record 6.5 million barrels per day in the first quarter of 2016 compared to the same quarter of last year."

"We successfully completed $300 million of organic growth projects in the first quarter of 2016 and are on schedule to complete and begin commercial service on another $2.2 billion of growth projects during the remainder of 2016.  This includes two natural gas processing plants and related infrastructure serving the Permian basin; our ethane export terminal on the Houston Ship Channel; and additional crude oil storage infrastructure in the Houston and Beaumont areas.  We have a total of $4.2 billion of growth projects scheduled to be completed in 2017 and 2018.  Our commercial team continues to progress on several projects that are still in the development phase," said Teague.

"Through the first four months of this year, we raised a substantial amount of the capital required to fund our capital needs for 2016.  We raised approximately $1.6 billion through the issuance of common units and $1.25 billion through a notes offering.  In the first quarter, we continued to balance our financial objectives of providing our partners with moderate distribution growth (a 5.3 percent increase compared to the first quarter of 2015), while retaining $229 million of distributable cash flow in the partnership to provide financial flexibility and partially fund our growth capital program," stated Teague.

Review of First Quarter 2016 Results

Operating income for the first quarter of 2016 was $916 million compared to $896 million for the first quarter of 2015.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  In total, gross operating margin was $1.3 billion for both the first quarters of 2016 and 2015.

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased 13 percent to $784 million for the first quarter of 2016 from $695 million for the first quarter of 2015.

Enterprise's natural gas processing and related NGL marketing business generated gross operating margin of $234 million for the first quarter of 2016 compared to $240 million for the first quarter of 2015.  Gross operating margin from the partnership's natural gas processing plants decreased approximately $43 million primarily due to lower processing margins.  Partially offsetting this decline was a $37 million increase in gross operating margin from Enterprise's NGL marketing business, which benefited from an increase in LPG export terminaling volumes.  Enterprise's natural gas processing plants reported fee-based processing volumes of 4.8 Bcf/d in both the first quarters of 2016 and 2015.  Enterprise's equity NGL production increased 8 percent to 145 MBPD for the first quarter of 2016, primarily due to higher recoveries of ethane by the partnership's processing plants in the Rockies.

Gross operating margin from the partnership's NGL pipelines and storage business increased $98 million, or 30 percent, to $427 million for the first quarter of 2016 compared to the first quarter of last year.  A combined 313 MBPD increase in NGL transportation volumes from the partnership's ATEX and Aegis ethane pipelines; Mid-America, Seminole and South Texas NGL pipeline systems; Texas Express & Front Range Pipelines; and Lou-Tex NGL Pipeline led

to an aggregate $55 million increase in gross operating margin from these pipelines.  The third and final segment of the Aegis Ethane Pipeline was completed in December 2015.

The partnership's LPG import/export terminal on the Houston Ship Channel and related pipeline reported a $34 million increase in gross operating margin for the first quarter of 2016 compared to the first quarter of 2015 primarily due to a 197 MBPD increase in export loading volumes.  The loading capacity of the LPG export terminal increased from 7.5 million to 9 million barrels per month in April 2015, and further to 16 million barrels per month in January 2016.

NGL pipeline transportation volumes were a record 3.0 million BPD for the first quarter of 2016 compared to 2.4 million BPD for the same quarter of 2015.  The partnership's total NGL marine terminal loading and unloading volumes were a record 456 MBPD for the first quarter of 2016 compared to 263 MBPD for the first quarter of 2015.

Enterprise's NGL fractionation business reported gross operating margin of $123 million for the first quarter of 2016 compared to $127 million for the first quarter of 2015.  The decrease was primarily due to lower revenues from product blending and other fees at the partnership's Mont Belvieu fractionators.  Total fractionation volumes increased 5 percent to 836 MBPD for the first quarter of 2016 from 798 MBPD in the first quarter of 2015.

Crude Oil Pipelines & Services – Gross operating margin from the partnership's Crude Oil Pipelines & Services segment was $202 million for the first quarter of 2016 compared to $214 million for the first quarter of 2015.  Total crude oil pipeline volumes were 1.4 million BPD for both the first quarters of 2016 and 2015.  Total crude oil marine terminal loading and unloading volumes decreased to 479 MBPD in the first quarter of 2016 from 644 MBPD for the first quarter of 2015, primarily due to lower imports.

The EFS Midstream assets, which were acquired effective July 1, 2015, contributed $53 million of gross operating margin in the first quarter of 2016.  Gross operating margin attributable to Enterprise's ownership in the Seaway Crude Pipeline increased $11 million in the first quarter of 2016 compared to the same quarter in 2015 primarily due to the recognition of previously deferred revenues as a result of the Federal Energy Regulatory Commission's ("FERC") rulings in February 2016 regarding Seaway's uncommitted rates.  Net to our interest, volumes on the Seaway Pipeline System increased 3 percent to 581 MBPD for the first quarter of 2016.

Gross operating margin from the Houston Ship Channel crude oil terminal increased    $10 million in the first quarter of 2016 compared to the first quarter of 2015, primarily due to a 44 MBPD increase in loading volumes, and higher revenues from 1.2 million barrels of new storage capacity placed into service in fourth quarter 2015.  Enterprise's Eagle Ford joint venture pipeline and ECHO crude oil terminal reported a combined $13 million increase in gross operating margin for the first quarter of 2016 compared to the first quarter of 2015.

Enterprise's South Texas Crude Oil Pipeline System reported a $24 million decrease in gross operating margin for the first quarter of 2016 compared to the first quarter of 2015 due to lower volumes and fees.  Pipeline volumes decreased by 76 MBPD, or 24 percent, to 238 MBPD for the first quarter of 2016 compared to the same quarter of last year.

Gross operating margin from Enterprise's crude oil marketing and related activities decreased $70 million in the first quarter of 2016 compared to the first quarter of 2015, primarily attributable to lower sales margins as well as $13 million of non-cash, mark-to-market losses on financial instruments related to blending activities.  As a result of lower crude oil prices, regional price spreads were less than the costs incurred by our marketing business, such as transportation costs on the Seaway pipeline.  Enterprise's crude oil marketing business has contracted for 75 MBPD of firm capacity on Seaway of which 25 MBPD of capacity terminates June 1, 2017 and the remaining 50 MBPD terminates February 1, 2018.  Sales margins on Seaway-related capacity were $31 million lower in first quarter 2016 compared to first quarter 2015.

Natural Gas Pipelines & Services – Enterprise's Natural Gas Pipelines & Services segment reported gross operating margin of $178 million for the first quarter of 2016 compared to $205 million for the first quarter of 2015.  Total natural gas transportation volumes were 11.9 TBtud for the first quarter of 2016 compared to 12.5 TBtud for the first quarter of last year.

The Texas Intrastate system reported gross operating margin of $85 million for the first quarter of 2016 compared to $94 million for the first quarter of 2015.  Natural gas pipeline volumes for this system were 4.9 TBtud for the first quarter of 2016 compared to 5.2 TBtud for the first quarter of last year.

The Acadian Gas and Piceance Basin Gathering systems reported a combined $7 million decrease in gross operating margin for the first quarter of 2016 compared to the same quarter of last year, primarily due to lower fees.  Gross operating margin for the San Juan Gathering system decreased by $6 million for the first quarter of 2016 compared to the first quarter of 2015 primarily due to a 98 BBtus/d decrease in gathering volumes and lower gathering fees, which are indexed to regional natural gas prices.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $155 million for the first quarter of 2016 compared to $175 million for the first quarter of 2015.  Total segment pipeline transportation volumes increased 15 percent to a record 852 MBPD for the first quarter of 2016 from 738 MBPD for the same quarter of 2015.

The partnership's propylene business reported gross operating margin of $52 million for the first quarter of 2016 compared to $64 million for the first quarter of 2015.  The decrease was primarily due to lower sales margins.  Propylene fractionation volumes were 69 MBPD for the first quarter of 2016 compared to 74 MBPD for the same quarter of 2015.

Enterprise's refined products pipelines and related services business reported gross operating margin of $87 million for the first quarter of 2016 compared to $86 million for the first quarter of 2015.  Total refined products and petrochemical marine terminal loading and unloading volumes increased 7 percent to 347 MBPD for the first quarter of 2016 compared to 324 MBPD for the first quarter of last year.

Gross operating margin for Enterprise's octane enhancement and high-purity isobutylene business decreased $11 million to a net loss of $10 million for the first quarter of 2016, primarily due to lower sales margins and volumes.  The partnership's octane enhancement facility was out of service for extended periods during the first quarters of 2016 and 2015 for major maintenance.  Total plant production volumes were 10 MBPD for the first quarter of 2016 compared to 8 MBPD for the same quarter of 2015.

Gross operating margin for Enterprise's butane isomerization and related operations increased to $16 million for the first quarter of 2016 from $7 million for the first quarter of 2015, primarily due to higher volumes.  Butane isomerization volumes increased 77 percent to 110 MBPD for the first quarter of 2016 from 62 MBPD for the same quarter of 2015.

Offshore Pipelines & Services – Enterprise closed on the sale of its offshore Gulf of Mexico business July 24, 2015.  As a result, the partnership had no contribution to gross operating margin from these assets in the first quarter of 2016 compared to $46 million for the first quarter of 2015.

Capitalization

Total debt principal outstanding at March 31, 2016 was $22.9 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At March 31, 2016, Enterprise had consolidated liquidity of approximately $3.6 billion, which was comprised of unrestricted cash on hand and available borrowing capacity under our revolving credit facilities.

Total capital spending in the first quarter of 2016 was $1.1 billion, which includes $59 million of sustaining capital expenditures.  For 2016, we expect to invest approximately $2.8 billion for growth capital projects, $1 billion for the final installment payment for the purchase of EFS Midstream and approximately $275 million for sustaining capital expenditures.

Conference Call to Discuss First Quarter 2016 Earnings

Enterprise will host a conference call today to discuss first quarter 2016 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the company's website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership's assets include approximately 49,000 miles of pipelines; 250 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership's expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise's filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
     Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended March 31,
	2016	2015
Revenues	$5,005.3	$7,472.5
Costs and expenses:
Operating costs and expenses	4,146.9	6,616.4
General and administrative costs	43.9	49.3
Total costs and expenses	4,190.8	6,665.7
Equity in income of unconsolidated affiliates	101.1	89.2
Operating income	915.6	896.0
Other income (expense):
Interest expense	(240.6)	(239.1)
Other, net	3.6	0.5
Total other expense	(237.0)	(238.6)
Income before income taxes	678.6	657.4
Provision for income taxes	(8.4)	(6.8)
Net income	670.2	650.6
Net income attributable to noncontrolling interests	(9.0)	(14.5)
Net income attributable to limited partners	$661.2	$636.1

Per unit data (fully diluted):
Earnings per unit	$0.32	$0.32
Average limited partner units outstanding (in millions)	2,040.5	1,966.7

Supplemental financial data:
Net cash flows provided by operating activities	$899.7	$954.0
Total debt principal outstanding at end of period	$22,946.4	$21,620.7

Non-GAAP distributable cash flow (1)	$1,053.6	$1,029.7
Non-GAAP Adjusted EBITDA (2)	$1,327.2	$1,326.0
Non-GAAP gross operating margin by segment: (3)
NGL Pipelines & Services	$783.7	$695.2
Crude Oil Pipelines & Services	202.3	214.0
Natural Gas Pipelines & Services	177.7	204.5
Petrochemical & Refined Products Services	154.8	174.6
Offshore Pipelines & Services	--	46.1
Total gross operating margin	$1,318.5	$1,334.4

Capital spending:
Capital expenditures, net (4)	$995.0	$793.2
Equity consideration issued for Oiltanking acquisition	--	1,408.7
Investments in unconsolidated affiliates	70.4	68.3
Total capital spending, cash and non-cash	$1,065.4	$2,270.2

(1) See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(2) See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(3) See Exhibit F for reconciliation to GAAP operating income.
(4) Capital expenditures for property, plant and equipment are presented net of contributions in aid of construction cost.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended March 31,
	2016	2015
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	2,954	2,426
NGL marine terminal volumes (MBPD)	456	263
NGL fractionation volumes (MBPD)	836	798
Equity NGL production (MBPD) (2)	145	134
Fee-based natural gas processing (MMcf/d) (3)	4,781	4,784
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	1,393	1,384
Crude oil marine terminal volumes (MBPD)	479	644
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d)	11,895	12,503
Petrochemical & Refined Products Services, net:
Propylene fractionation volumes (MBPD)	69	74
Butane isomerization volumes (MBPD)	110	62
Standalone DIB processing volumes (MBPD)	96	65
Octane additive and related plant production volumes (MBPD)	10	8
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	852	738
Refined products and petrochemicals marine terminal volumes (MBPD)	347	324
Offshore Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d)	--	619
Crude oil pipeline transportation volumes (MBPD)	--	340
Platform natural gas processing (MMcf/d)	--	124
Platform crude oil processing (MBPD)	--	15
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	5,199	4,888
Natural gas pipeline transportation volumes (BBtus/d)	11,895	13,122
Equivalent pipeline transportation volumes (MBPD) (4)	8,329	8,341
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,282	1,231

(1) Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2) Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3) Volumes reported correspond to the revenue streams earned by our gas plants. "MMcf/d" means million cubic feet per day.
(4) Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 MMBtus of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.									Exhibit C
Selected Commodity Price Information
							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade	WTI	LLS
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,	Crude Oil,	Crude Oil,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound	$/barrel	$/barrel
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(4)	(4)
2015 by quarter:
1st Quarter	$2.99	$0.19	$0.53	$0.68	$0.68	$1.10	$0.50	$0.37	$48.63	$52.83
2nd Quarter	$2.65	$0.18	$0.46	$0.59	$0.60	$1.26	$0.42	$0.29	$57.94	$62.97
3rd Quarter	$2.77	$0.19	$0.40	$0.55	$0.55	$0.98	$0.33	$0.21	$46.43	$50.17
4th Quarter	$2.27	$0.18	$0.42	$0.60	$0.61	$0.97	$0.31	$0.18	$42.18	$43.54
YTD 2015 Averages	$2.67	$0.18	$0.45	$0.61	$0.61	$1.08	$0.39	$0.26	$48.80	$52.38
2016 by quarter:
1st Quarter	$2.09	$0.16	$0.38	$0.53	$0.53	$0.76	$0.31	$0.18	$33.45	$35.11

(1) Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2) NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3) Polymer-grade propylene prices represent average contract pricing for such product as reported by Chemical Market Associates, Inc. ("CMAI"). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by CMAI.
(4) Crude oil prices are based on commercial index prices for West Texas Intermediate ("WTI") as measured on the New York Mercantile Exchange ("NYMEX") and for Louisiana Light Sweet ("LLS") as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.40 per gallon during the first quarter of 2016 versus $0.54 per gallon for the first quarter of 2015.

Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.

A change in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable decreases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.	Exhibit D
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,
	2016	2015
Net income attributable to limited partners (GAAP)	$661.2	$636.1
Adjustments to GAAP net income attributable to limited partners to derive non-GAAP distributable cash flow:
Add depreciation, amortization and accretion expenses	382.1	367.4
Add distributions received from unconsolidated affiliates	115.8	134.4
Subtract equity in income of unconsolidated affiliates	(101.1)	(89.2)
Subtract sustaining capital expenditures (1)	(59.3)	(50.7)
Add net losses or subtract net gains attributable to asset sales	4.9	(0.1)
Add cash proceeds from asset sales	13.4	0.5
Add non-cash benefit attributable to changes in fair value of the Liquidity Option Agreement	(2.2)	--
Add deferred income tax expense	4.1	1.5
Add non-cash asset impairment charges	1.7	33.3
Add or subtract other miscellaneous adjustments to derive non-GAAP distributable cash flow, as applicable	33.0	(3.5)
Distributable cash flow (non-GAAP)	1,053.6	1,029.7
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flow provided by operating activities:
Add sustaining capital expenditures reflected in distributable cash flow	59.3	50.7
Subtract cash proceeds from asset sales reflected in distributable cash flow	(13.4)	(0.5)
Add or subtract the net effect of changes in operating accounts, as applicable	(186.4)	(139.0)
Add or subtract miscellaneous non-cash and other amounts to reconcile non- GAAP distributable cash flow with GAAP net cash flow provided by operating activities, as applicable	(13.4)	13.1
Net cash flow provided by operating activities (GAAP)	$899.7	$954.0

(1) Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flow provided by operating activities.

Enterprise Products Partners L.P.			Exhibit E
Adjusted EBITDA - UNAUDITED
($ in millions)			For the Twelve Months Ended March 31,
	For the Three Months Ended March 31,
	2016	2015	2016
Net income (GAAP)	$670.2	$650.6	$2,578.0
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(101.1)	(89.2)	(385.5)
Add distributions received from unconsolidated affiliates	115.8	134.4	443.5
Add interest expense, including related amortization	240.6	239.1	963.3
Add provision for or subtract benefit from income taxes	8.4	6.8	(0.9)
Add depreciation, amortization and accretion in costs and expenses	367.1	355.6	1,484.1
Add non-cash asset impairment charges	1.7	33.3	131.0
Add non-cash losses attributable to asset sales	6.6	--	25.5
Add non-cash expense or subtract benefit attributable to changes in fair value of the Liquidity Option Agreement	(2.2)	--	23.2
Add losses or subtract gains attributable to unrealized changes in the fair market value of derivative instruments	20.1	(4.6)	6.3
Adjusted EBITDA (non-GAAP)	1,327.2	1,326.0	5,268.5
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flow provided by operating activities:
Subtract interest expense, including related amortization, reflected in Adjusted EBITDA	(240.6)	(239.1)	(963.3)
Add benefit or subtract provision for income taxes reflected in Adjusted EBITDA	(8.4)	(6.8)	0.9
Subtract gains attributable to asset sales	(1.7)	(0.1)	(4.9)
Subtract distributions received for return of capital from unconsolidated affiliates	(9.1)	--	(9.1)
Add deferred income tax expense	4.1	1.5	(18.0)
Add or subtract the net effect of changes in operating accounts, as applicable	(186.4)	(139.0)	(370.7)
Add or subtract miscellaneous non-cash and other amounts to reconcile non-GAAP Adjusted EBITDA with GAAP net cash flow provided by operating activities	14.6	11.5	44.7
Net cash flow provided by operating activities (GAAP)	$899.7	$954.0	$3,948.1

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit F
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,
	2016	2015
Total gross operating margin (non-GAAP)	$1,318.5	$1,334.4
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(358.2)	(345.3)
Subtract non-cash asset impairment charges not reflected in gross operating margin	(1.7)	(33.3)
Add net gains or subtract net losses attributable to asset sales not reflected in gross operating margin	(4.9)	0.1
Subtract non-refundable deferred revenues attributable to shipper make-up rights on new pipeline projects reflected in gross operating margin	(7.1)	(30.7)
Add subsequent recognition of deferred revenues attributable to make-up rights	12.9	20.1
Subtract general and administrative costs not reflected in gross operating margin	(43.9)	(49.3)
Operating income (GAAP)	$915.6	$896.0

We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our executive management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

In total, gross operating margin represents operating income exclusive of (1) depreciation, amortization and accretion expenses, (2) impairment charges, (3) gains and losses attributable to asset sales and (4) general and administrative costs.  In addition, gross operating margin includes equity in income of unconsolidated affiliates and non-refundable deferred transportation revenues relating to the make-up rights of committed shippers associated with certain pipelines.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.